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                              EMPLOYMENT AGREEMENT


                  AGREEMENT entered into this 17th day of November 1997, by and between Brake Headquarters U.S.A., Inc., a Delaware corporation, with its principal place of business at 33-16 Woodside Avenue, Long Island City, N.Y. 11101 (the "Company") and Michael DiAngelo, residing at 47421 Bayside Parkway, Suite B, Fremont, CA 94538 (the "Employee").



                              W I T N E S S E T H :

         WHEREAS, the Company wishes to employ the Employee in the principal capacity of President of the Company's wholly-owned subsidiary, WAWD-EAP, upon the terms and conditions contained herein;

         WHEREAS the Employee is desirous of continuing employment with the Company and is willing to accept such employment for the inducements and upon the terms and conditions contained herein; and

         WHEREAS the Company has bargained for a covenant by the Employee not to compete with the Company's business.

         NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:


         1. Employment. Subject to and concurrent with the completion of the Company's acquisition of WAWD-EAP (the "Closing") the Company shall employ the Employee and the Employee will accept employment upon the terms and conditions set forth herein.


         2. Term. The term of this Agreement shall commence on the date of the Closing (the "Effective Date")and shall continue for a term of three (3) years; provided, however, the term of this Agreement shall be automatically continued and extended for an additional three-year period commencing upon the original termination date, unless, at least thirty (30) days before the original date of termination the Company shall give the Employee,

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or the Employee, shall give the Company, a notice in writing electing to terminate this Agreement as of such original termination date.


         3. Duties.

            (a) During the term of this Agreement, the Employee shall perform such duties as are determined from time to time by the Company's Board of Directors. Unless prevented by death or disability, the Employee shall devote his full business time, allowing for vacations and national holidays, as set forth in Sections 5(a) and (e) hereof, and illnesses, exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote its interests. Nothing herein contained shall be construed as preventing the Employee from purchasing securities in any publicly held entity, if such purchases shall not result in his owning beneficially 2% or more of the equity securities of such company, provided such investment is not made in a company in competition with the Company.

            (b) It is hereby acknowledged that the Board of Directors of the Company has elected the Employee to serve as President and Chief Executive Officer, of WAWD-EAP and the Company hereby agrees to use its best efforts to have the Employee continue to serve as President and Chief Executive Officer during the term of this Agreement. The Employee is in charge of all of WAWD-EAP's business activities and will conduct and manage its business in accordance with the policies established by its Board of Directors. The precise services of the Employee may be extended or curtailed from time to time at the direction of WAWD-EAP's Board of Directors.


         4. Compensation. For the services rendered by the Employee hereunder, the Company shall pay and the Employee shall accept the following compensation:

            (a) During the first year of the term of this Agreement, the Employee shall receive a base salary of $110,000. During the second year of the term of this Agreement, the Employee shall receive a base salary of $120,000 and during the third year the Employee shall receive a base salary of $120,000. Such Base Salary

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shall be payable at such intervals as is consistent with the Company's normal practice for remuneration of executives;

            (b) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

            (c) The Employee shall be eligible to participate in the Company's Employee Stock Bonus Plan which permits him to purchase the Company's Common Stock at a 15% discount to the then current fair market value in an amount equal to up to 15% of the Employee's salary.

            (d) The Employee shall be granted at the Closing of the WAWD-EAP transaction five-year options to purchase 130,000 shares of Common Stock of the Company, each exercisable at the closing price of the Company's Common Stock on the day prior to the Closing and each subject to adjustment for stock splits, dividends, distributions, combinations or other similar events, as follows:

               (A) Performance based options to purchase 90,000 shares of Common Stock vesting:

                   (i) one-third (30,000 shares) if WAWD-EAP's (i) net sales have increased by at least 8% during the year ended December 31, 1998 ("Fiscal 1998") as compared with the fiscal year prior to the Company's acquisition of WAWD-EAP ("Fiscal 1997"), and (ii) EBITDA (earnings before interest, taxes, depreciation and amortization including, but not limited to, the amortization of the negative goodwill resulting from the Company's acquisition of WAWD-EAP) for Fiscal 1998 does not decrease from Fiscal 1997.

                   (ii) one-third (30,000 shares) if WAWD-EAP's (i) net sales and EBITDA for the year ending December 31, 1999 ("Fiscal 1999") each increases by at least 8% from Fiscal 1998.

                   (iii) one-third (30,000 shares) if WAWD-EAP's (i) net sales and EBITDA for the year ending December 31, 2000 ("Fiscal 2000") each increases by at least 8% from Fiscal 1999.

               (B) Options to purchase 40,000 shares of Common Stock vesting:

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                   (i) one-half (20,000 shares) upon the second anniversary date of the Closing, and

                   (ii) one-half (20,000 shares) upon the third anniversary date of the Closing.

               (C) If Employee dies or employment is terminated without cause (as defined) during the term hereof, such options to be issued pursuant to paragraph (g)(A) and (B), may be exercised by Employee or a legatee or legatees of such option under Employee's last will or by his personal representatives or distributees at any time within one (1) year after employment is terminated without cause or his death.

            (e) The Employee shall also be entitled to receive management incentive compensation based upon the performance of WAWD-EAP in Fiscal 1999 and Fiscal 2000, as follows:

                   (i) In the event that WAWD-EAP's net income (as determined by the Company's independent certified public accountants in accordance with Generally Accepted Accounting Principles applied on a historically consistent basis from year to year ("Net Income")) for Fiscal 1999 exceeds its Net Income for Fiscal 1998 by at least 10%, the Employee shall be entitled to receive in cash 10% of the amount in excess of such 10% increase. For example, if Net Income for Fiscal 1999 is $500,000 as compared with Net Income of $200,000 for Fiscal 1998, the Employee shall receive 10% of $280,000 or $28,000.

                   (ii) In the event that WAWD-EAP's Net Income for Fiscal 2000 exceeds its Net Income for Fiscal 1999 by at least 10%, the Employee shall be entitled to receive, in cash, 10% of the amount in excess of such 10% increase, independent of whether the Employee received incentive compensation in Fiscal 1999, as set forth in subparagraph (i) above.


         5. Benefits and Expenses. During the term of this Agreement, the Employee shall be entitled to the following benefits and expense reimbursement:

            (a) During the term hereof, the Employee shall be entitled to four
(4) weeks of paid vacation.  Such vacation time

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shall be utilized in accordance with the Company's policy from time to time in effect as determined by the Board.

            (b) Nothing in this Agreement shall prevent the Employee from receiving or participating in, subject to the discretion of the Board of Directors of the Company and the Company's employee handbook, all fringe benefits such as medical, disability, hospital and health insurance plans, and profit sharing, pension plans, life insurance and other plans, if any, which the Company may generally make available to its executive employees. Employee will be covered for up to $1 Million per occurrence under the Company's officers and directors liability insurance policy. In furtherance of the above and not by way of limitation, the Employee shall be permitted to participate in the Company's 401(K) Retirement Plan and Health Insurance Plan; the Company shall purchase and maintain a term life insurance policy of $100,000 on the life of the Employee during the term of this Agreement with the Employee's estate (or his designated beneficiary) as the beneficiary of such policy; and the Employee shall be included in any Directors and Officers' indemnification insurance policy, if obtained.

            (c) During the term of this Agreement, the Company shall provide the Employee with the use of an automobile or cash equivalent at equal value to an automobile currently used by other comparable executive members of Management of the Company.

            (d) During the term of this Agreement, the Company shall, upon presentation of proper vouchers, also reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services as an officer and employee of the Company.

            (e) The Employee shall receive as paid days off all national holidays that the Company, pursuant to established policy, recognizes and observes.

         6. Disability and Death.

            (a) Disability - If, during the term of this Agreement, the Employee becomes so disabled or incapacitated by reason of any physical or mental illness so as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of four (4) months, or for an aggregate of six

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(6) months during any consecutive twelve (12) month period, then the Company may, upon 30 days' written notice to the Employee, terminate this Agreement. Notwithstanding the termination of the Agreement hereunder by reason of disability, the Company shall pay to the Employee his Base Salary for a period and in an amount to be determined by reference to WAWD-EAP employee manual as then in effect, or on terms no less favorable than those contained in such manual.

            (b) Death - This Agreement shall automatically terminate upon and as of the date of death of the Employee at any time during the term of this Agreement. Notwithstanding the termination of this Agreement by reason of the Employee's death, the Company shall pay to the Employee's estate his Base Salary for a period and in an amount to be determined by reference to the Company's employee manual as then in effect.

         7. Covenants and Restrictions.

            (a) During the term of this Agreement and for a period of one (1) year thereafter (the "Non-Compete Period"), the Employee shall not, directly or indirectly (i) engage in, own, manage, operate, assist, join or control, or participate in the ownership, management, operation or control of any Restricted Enterprise (other than the Company or its affiliates), which engages or plans to engage in a Restricted Enterprise anywhere in the United States, whether as a director, officer, employee, agent, consultant, shareholder, partner, owner, independent contractor or otherwise, or (ii) solicit, hire or seek to solicit or hire any of the Company's or WAWD-EAP's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise. As used herein, a "Restricted Enterprise" shall be any activity that competes with the business of the Company as constituted or as realistically contemplated during the term of this Agreement in the United States.

            (b) The Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business competitive with or similar to any business engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any Confidential Information obtained by him during the course of his

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employment with the Company. Confidential Information as used herein shall mean all information, whether tangible or intangible, which (i) was not in the public domain prior to receipt thereof by the Employee in the same context as the contemplated disclosure to be made hereunder; or (ii) that which the Employee cannot show was in his possession and in the same context prior to receipt or
(iii) that which subsequently does not become known to the Employee by third parties not in the course of his employment and as a matter of right and without restriction on disclosure; or (iv) that which subsequently does not come into the public domain in the same context as the contemplated disclosure by the Employee through no fault of the Employee.

         8. Remedies.

            The Employee acknowledges that his breach of any of the restrictive covenants contained in Section 8 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of Section 8, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of Section 8 is adjudicated to be invalid or unenforceable,
Section 8 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of
Section 8 in the jurisdiction in which such adjudication is made.

         9. Indemnification. The Company hereby indemnifies and holds the Employee harmless from any and all expenses or losses incurred by him in connection with the performance of his duties under this Agreement.


         10. Prior Agreements. The Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

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         11. Termination Provisions.

            (a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 hereof, the employment of the Employee hereunder may be terminated by the Company prior to the termination date of the initial term or any renewal term thereafter (as set forth in Section 2 hereof) in the event that the Employee is guilty of (i) reckless disregard to perform his duties as set forth in Section 3 herein, or (ii) willful misfeasance, or (iii) any act of dishonesty by the Employee with respect to the Company. Termination of the Employee's employment by the Company for either willful misfeasance or reckless disregard of his duties to the Company hereunder shall constitute, and is referred to elsewhere herein, as termination for "Cause". Such termination of the Employee's employment hereunder for Cause shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this Section 11(a), the Company shall not be obligated to make any further payments hereunder to the Employee.

            (b) Notwithstanding any provisions in this Agreement to the contrary, the Company may terminate the employment of the Employee without Cause, but in such event the Company shall be obligated to pay the Employee any and all amounts payable to the Employee pursuant to Sections 4(a) and (e) and 5(c) above for the remainder of the initial term or the extended term, as the case may be, of the Agreement in effect immediately prior to such termination (the "Remainder Term"), but in no event shall the Employee receive less than twelve months Base Salary. The Company shall also continue for the Remainder Term to permit the Employee to participate in the Company's medical, disability, hospital and health insurance plans and life insurance and other plans, if any, which the Company may generally make available to its executive employees for such period of time as Employee, or receive equivalent cash consideration; provided, however, that the Company shall not be required to provide such fringe benefits to the extent Employee receives such benefits from any other source of employment. Except to the extent provided by a new employer, notwithstanding anything which may be to the contrary above, the Company shall purchase and maintain a term life insurance policy of $100,000 on the life of the Employee during the Remainder Term with

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the Employee's estate (or his designated beneficiary) as the beneficiary of such policy.

         12. Successors and Assigns.

            This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.


         13. Notice. Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.


         14. Waiver. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.


         15. Section Headings. The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.


         16. Miscellaneous.

            (a) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is

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hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

            (b) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and performed in such State without application to the principles of conflicts of laws. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be finally settled by arbitration in San Francisco, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") with the San Francisco office of the AAA as the tribunal administrator. Any award shall be final, binding and conclusive upon the parties and a judgment upon the award rendered thereon may be entered in any court of competent jurisdiction. Except as provided herein, each party to such arbitration shall bear its own costs and expenses of such arbitration, including its experts, evidence and legal fees and expenses.

            (c) This Agreement and all rights hereunder are personal to the Employee and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

            (d) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing

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signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.


"EMPLOYEE"                                             "COMPANY"

                                                 Brake Headquarters U.S.A., Inc.


/s/ Michael DiAngelo                             /s/ Marc J. Ruskin
----------------------                           ----------------------
Michael DiAngelo                                 Marc J. Ruskin, CFO


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